Exhibit 99.1

TheStreet Reports Second Quarter 2018 Results
Deferred Revenue Growth Highlight Continued Turnaround

Effective June 20, 2018, The Street, Inc. completed the sale of its RateWatch business. As a result, RateWatch has been reclassified as a discontinued operation in the financial statements. Accordingly, the second quarter results presented in this press release reflect continuing operations unless indicated otherwise.

●	RateWatch business sold June 20, 2018 for $33.5 million.
●	Cash, cash equivalents, restricted cash and marketable securities totaled $44.9 million, an increase of $31.0 million from December 31, 2017, including a $5.6 million increase in cash from operations.
●	Net income for the second quarter 2018 including discontinued operations totaled $27.5 million, or $0.54 per diluted share, compared to $0.3 million, or $0.01 per diluted share for the same quarter last year. The second quarter of 2018 includes the gain on sale of RateWatch of $27.6 million partially offset by eight fewer business days of operating activity in the RateWatch business (Discontinued operations).
●	Net loss from continuing operations totaled $0.9 million, or ($0.02) per share, as compared to $0.4 million, or ($0.01) per share in the second quarter of 2017.
●	Total Revenue from continuing operations for the second quarter of 2018 totaled $13.6 million, down $0.5 million, or 3%, as compared to the same quarter in the prior year.
○	Business-to-Business (B2B) revenue of $6.7 million, up 12% year-over-year.
○	Business-to-Consumer (B2C) revenue of $6.9 million, down 15% year-over-year, primarily due to a strategic shift as it relates to advertising.
●	Deferred subscription revenue from continuing operations totaled $23.2 million, up $1.8 million, or 8%, year-over-year.
○	B2B deferred subscription revenue increased $0.9 million, or 8%, as compared to the second quarter of 2017.
○	B2C premium deferred subscription revenue grew $0.9 million, or 9%, as compared to the second quarter 2017.
●	Adjusted EBITDA of $0.4 million for the second quarter of 2018 decreased $0.9 million as compared to the same quarter last year.

NEW YORK, August 8, 2018 -- TheStreet, Inc. (Nasdaq: TST) a leading financial news and information company, today reported financial results for the second quarter ended June 30, 2018.

For the second quarter of 2018, the Company reported revenue of $13.6 million, net loss from continuing operations of $0.9 million, or ($0.02) per basic and diluted share, and an Adjusted EBITDA(1) of $0.4 million. The second quarter net loss increased $0.5 million over the same period last year primarily from lower Business-to-Consumer (“B2C”) advertising revenue coupled with higher operating costs, partially offset by a lower tax provision.

“With the successful RateWatch divestiture behind us, we are now focused squarely on continuing our growth momentum in our paid subscription products,” said David Callaway, President and CEO. “Our strategic shift from advertising, while resulting in a short-term decline in results, has begun to pay off in almost all the underlying metrics of our subscription businesses, especially deferred revenue, which will benefit us in quarters to come.”

Second Quarter Results

Business-to-business (“B2B”) revenue, which includes BoardEx and The Deal, totaled $6.7 million for the second quarter, up $0.7 million or 12% as compared to the second quarter of 2017. B2C revenue was $6.9 million for the second quarter 2018, down $1.2 million, or 15%, compared to the second quarter of 2017, primarily the result of a strategic decision to cut programmatic advertising and instead refocus on building its subscription business. Total deferred subscription revenue was $23.2 million for the second quarter ended June 30, 2018, up $1.8 million, or 8% compared to the second quarter ended in 2017, and up $3.6 million, or 18% from year-end 2017. The continued increase in deferred subscription revenue reflects four consecutive quarters with year-over-year growth. B2B deferred subscription revenue at June 30, 2018 increased $0.9 million, or 8% from the second quarter ended 2017. B2C premium deferred revenue at June 30, 2018 improved $0.9 million, or 9% from the second quarter ended 2017.

Operating expenses for the second quarter of 2018 were $14.9 million as compared to $14.2 million for the second quarter of 2017, an increase of $0.7 million between periods. Higher operating expense for the quarter was primarily the result of staffing and compensation expense mostly in non-cash compensation with the issuance of RSUs related to retention efforts for key employees, increase in bonus and commissions from stronger performance over the prior year, and increased compensation and recruiting costs. In addition, higher marketing spends, and event costs were recorded during the period related to the launch of the new premium product “Retirement Daily” and increased efforts in search engine marketing, and costs related to the additional event revenue generated during the period. The Company also incurred higher year-over-year data platform and technology and consulting costs as we invest in our premium business. Higher professional fees were also recorded during the current year quarter. These increased costs were partially offset by planned reduction in traffic acquisition costs, lower freelance costs and benefits realized in FX exchange rates.

Net loss from continuing operations of $0.9 million for the second quarter of 2018 increased from a net loss of $0.4 million from the prior year period. Adjusted EBITDA for the second quarter of 2018 was $0.4 million compared to $1.3 million from the prior year period. The year-over-year decline in Adjusted EBITDA was primarily the result of declines in B2C advertising and subscription revenue, higher staffing and compensation costs, professional fees and marketing costs, partially offset by strong B2B revenue growth and higher second quarter year over year B2C event revenue.

Business-to-Business Revenue

B2B revenue for the second quarter of 2018 was $6.7 million, an increase of $0.7 million, or 12%, compared to the second quarter of 2017. Year over year revenue growth resulted primarily from increased subscription revenue in BoardEx coupled with higher event revenue in The Deal. Increased BoardEx subscription revenue resulted from both a strong increase in the subscriber base of 13% coupled with an increase of 5% in the average revenue per subscription. Event revenue grew $0.3 million, or 57% to $0.7 million during the second quarter over the same quarter last year due primarily from stronger year-over year performance in our TD Corporate Governance event and the success of a new event, The Dealmaker Awards.

Business-to-Consumer Revenue

B2C revenue for the second quarter of 2018 was $6.9 million, a decrease of $1.2 million, or 15%, from $8.1 million in the second quarter of 2017. Lower year-over-year B2C advertising revenue of $1.1 million resulted from our decision to reduce marginally profitable programmatic advertising earlier in the year. B2C subscription revenue for the second quarter of 2018 was $4.8 million, a decrease of $0.2 million, or 3%, from $5.0 million in the second quarter of 2017. This decrease primarily related to a 6% decline in the weighted-average number of subscriptions partially offset by a 3% increase in the average revenue recognized per subscription. Average monthly churn(2) improved to 3.90% for the second quarter of 2018 from 4.67% for the second quarter of 2017. Subscription sales bookings increased $0.3 million, or 6% for the second quarter of 2018 over the same quarter in 2017. B2C event revenue of $0.2 million for the second quarter of 2018 increased $0.1 million as compared to the second quarter 2017.

Cash on hand

The Company ended the second quarter 2018 with cash and cash equivalents, restricted cash and marketable securities of $44.9 million, up $31.0 million as compared to $13.9 million at December 31, 2017. The change between the periods primarily resulted from proceeds from the sale of RateWatch of $28.2 million and cash generated from operating activities of $5.6 million. This was partially offset by capital expenditures incurred during the period of $1.7 million and the deferred payment for a prior acquisition (BoardEx).

Conference Call Information

TheStreet will discuss its financial results for the second quarter 2018 on August 8, 2018 at 8:00 a.m. EDT.

To participate in the call, please dial 877-260-1479 (domestic) or 334-323-0522 (international). The conference code is 6703776. This call is being webcast and can be accessed on the Investor Relations section of TheStreet website at. http://investor-relations.thestreet.com/events.cfm

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About TheStreet

TheStreet, Inc. (NASDAQ: TST, www.t.st) is a leading financial news and information provider to investors and institutions worldwide. The Company’s flagship brand, TheStreet (www.thestreet.com), has produced unbiased business news and market analysis for individual investors for more than 20 years. The Company’s portfolio of institutional brands includes The Deal (www.thedeal.com), which provides actionable, intraday coverage of mergers, acquisitions and all other changes in corporate control; and BoardEx (www.boardex.com), a relationship mapping service of corporate directors and officers.

Non-GAAP Financial Information

(1) To supplement the Company’s financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company also uses “EBITDA” and “Adjusted EBITDA”, non-GAAP measures of certain components of financial performance. “EBITDA” is adjusted from results based on GAAP to exclude interest, income taxes, depreciation and amortization. This non-GAAP measure is provided to enhance investors’ overall understanding of the Company’s current financial performance and its prospects for the future. Specifically, the Company believes that the non-GAAP EBITDA results are an important indicator of the operational strength of the Company’s business and provide an indication of the Company’s ability to service debt and fund acquisitions and capital expenditures. EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. “Adjusted EBITDA” further eliminates the impact of non-cash stock compensation, impairment charges, restructuring, transaction related costs, severance and other charges affecting comparability. A limitation of these measures, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets and investment spending levels. “Free cash flow” means net income/loss plus non-cash expenses net of gains/losses on dispositions of assets, less changes in operating assets and liabilities and capital expenditures. The Company believes that this non-GAAP financial measure is an important indicator of the Company’s financial results because it gives investors a view of the Company’s ability to generate cash.

(2) Average monthly churn is defined as subscriber terminations/expirations in the quarter divided by the sum of the beginning subscribers and gross subscriber additions for the quarter, and then divided by three. Subscriptions that are on a free-trial basis are not regarded as added or terminated unless the subscription is active at the end of the free-trial period.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding planned investments in our business, improved premium subscription products and expectations for 2018. Such forward-looking statements are subject to risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission (“SEC”) that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might contribute to such differences include, among others, economic downturns and the general state of the economy, including the financial markets and mergers and acquisitions environment; our ability to drive revenue, and increase or retain current subscription revenue, particularly in light of the investments in our expanded news operations; our ability to develop new products; competition and other factors set forth in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. All forward-looking statements contained herein are made as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences. The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Contacts:

Eric Lundberg
Chief Financial Officer
TheStreet, Inc.
ir@thestreet.com

John Evans
Investor Relations
PIR Communications
415-309-0230
ir@thestreet.com

THESTREET, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$42,661,074	$11,684,817
Accounts receivable, net of allowance for doubtful accounts of $293,083 at June 30, 2018 and $278,997 at December 31, 2017	4,631,413	4,546,308
Other receivables	227,306	389,353
Prepaid expenses and other current assets	2,351,558	1,615,720
Current assets of discontinued operations	—	230,116
Total current assets	49,871,351	18,466,314
Noncurrent Assets:
Property and equipment, net of accumulated depreciation and amortization of $5,862,499 at June 30, 2018 and $5,475,077 at December 31, 2017	1,734,326	2,092,669
Marketable securities	1,750,026	1,680,000
Other assets	4,479,795	306,465
Goodwill	23,535,799	23,568,472
Other intangibles, net of accumulated amortization of $17,450,650 at June 30, 2018 and $15,702,665 at December 31, 2017	12,579,416	12,966,569
Deferred tax asset	1,547,420	1,865,453
Restricted cash	500,000	500,000
Noncurrent assets of discontinued operations	—	7,564,606
Total assets	$95,998,133	$69,010,548

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,447,393	$1,999,772
Accrued expenses	3,724,123	3,690,337
Deferred revenue	22,369,916	19,201,693
Other current liabilities	936,785	1,835,679
Current liabilities of discontinued operations	—	4,246,891
Total current liabilities	29,478,217	30,974,372
Noncurrent Liabilities:
Deferred tax liability	1,376,897	803,917
Other liabilities	1,938,717	1,543,602
Noncurrent liabilities of discontinued operations	—	741,856
Total liabilities	32,793,831	34,063,747

Stockholders’ Equity:
Common stock; $0.01 par value; 100,000,000 shares authorized; 57,307,672 shares issued and 49,590,988 shares outstanding at June 30, 2018, and 56,891,551 shares issued and 49,181,462 shares outstanding at December 31, 2017	573,077	568,916
Additional paid-in capital	260,483,998	259,569,737
Accumulated other comprehensive loss	(5,104,828)	(4,845,650)
Treasury stock at cost; 7,716,684 shares at June 30, 2018 and 7,710,089 shares at December 31, 2017	(13,494,805)	(13,484,924)
Accumulated deficit	(179,253,140)	(206,861,278)
Total stockholders’ equity	63,204,302	34,946,801

Total liabilities and stockholders’ equity	$95,998,133	$69,010,548

 Note: The consolidated balance sheet as of December 31, 2017 reflects an immaterial adjustment to increase deferred tax assets and a corresponding increase to stockholders’ equity as a result of the continued assessment and application of the recently enacted federal tax reform.

THESTREET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
	unaudited		unaudited
Revenue:
Business to business	$6,687,633	$5,953,014	$12,591,573	$11,466,671
Business to consumer	6,901,644	8,104,658	13,572,847	15,997,856
Total revenue	13,589,277	14,057,672	26,164,420	27,464,527

Operating expense:
Cost of services	5,745,659	6,244,445	11,206,732	13,076,044
Sales and marketing	3,897,220	3,257,498	7,378,077	6,482,951
General and administrative	4,150,957	3,681,419	8,319,248	7,550,602
Depreciation and amortization	1,150,307	1,058,603	2,257,913	2,074,503
Restructuring and other charges	—	—	—	198,979
Total operating expense	14,944,143	14,241,965	29,161,970	29,383,079
Operating loss	(1,354,866)	(184,293)	(2,997,550)	(1,918,552)
Net interest income	30,031	10,285	48,808	18,056
Net loss before income taxes	(1,324,835)	(174,008)	(2,948,742)	(1,900,496)
Income from discontinued operations	758,122	706,510	1,855,455	1,726,368
Gain on sale of business, net of tax	27,618,823	—	27,618,823	—
Income (loss) before income taxes	27,052,110	532,502	26,525,536	(174,128)
Benefit (provision) for income taxes	463,885	(187,758)	308,749	(608,568)
Net income (loss) attributable to common stockholders	$27,515,995	$344,744	$26,834,285	$(782,696)

Basic net loss (income) per share:
Continuing operations	$(0.02)	$(0.01)	$(0.05)	$(0.07)
Discontinued operations	0.58	0.02	0.60	0.05
Basic net (loss) income attributable to common stockholders	$0.56	$0.01	$0.55	$(0.02)

Diluted net (loss) income per share
Continuing operations	$(0.02)	$(0.01)	$(0.05)	$(0.07)
Discontinued operations	0.56	0.02	0.59	0.05
Diluted net (loss) income attributable to common stockholders	$0.54	$0.01	$0.54	$(0.02)

Weighted average basic shares outstanding	49,296,061	35,698,603	49,240,684	35,628,874
Weighted average diluted shares outstanding	50,551,236	35,803,117	50,210,935	35,628,874

Reconciliation of net income (loss) to adjusted EBITDA - see note (1):
Net income (loss) attributable to common stockholders	$27,515,995	$344,744	$26,834,285	$(782,696)
Provision for income taxes	(463,885)	187,758	(308,749)	608,568
Net interest income	(30,031)	(10,285)	(48,808)	(18,056)
Depreciation and amortization	1,150,307	1,058,603	2,257,913	2,074,503
EBITDA	28,172,386	1,580,820	28,734,641	1,882,319
Restructuring and other charges	—	—	—	198,979
Income from discontinued operations	(758,122)	(706,510)	(1,855,455)	(1,726,368)
Gain on Sale of RateWatch	(27,618,823)	—	(27,618,823)	—
Stock based compensation	578,146	408,788	918,512	805,030
Adjusted EBITDA	$373,587	$1,283,098	$178,875	$1,159,960

THESTREET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Six Months Ended June 30,
	2018	2017
Cash Flows from Operating Activities:
Net income (loss)	$26,834,285	$(782,696)
Gain on sale of business, net of tax	(27,618,823)	—
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation expense	918,512	805,030
Provision for doubtful accounts	50,122	37,923
Depreciation and amortization	2,418,206	2,482,025
Deferred taxes	(311,438)	296,544
Deferred rent	(114,324)	(263,067)
Changes in operating assets and liabilities:
Accounts receivable	(214,813)	690,768
Other receivables	163,357	(29,548)
Prepaid expenses and other current assets	(376,137)	(669,144)
Other assets	(345,528)	(3,433)
Accounts payable	436,897	(512,932)
Accrued expenses	(335,273)	(1,553,138)
Deferred revenue	3,919,340	2,602,825
Other current liabilities	70,006	(3,912)
Other liabilities	108,196	22,105
Net cash provided by operating activities	5,602,585	3,119,350

Cash Flows from Investing Activities:
Capital expenditures	(1,698,277)	(1,293,417)
Proceeds from the sale of business, net	28,232,100	—
Net cash used in investing activities	26,533,823	(1,293,417)

Cash Flows from Financing Activities:
Cash dividends paid on common stock	(68,162)	(68,245)
Earnout payment for prior acquisition	(951,867)	—
Share repurchase	(1,415)	—
Shares withheld on RSU vesting to pay for withholding taxes	(8,466)	(10,251)
Net cash used in financing activities	(1,029,910)	(78,496)

Effect of exchange rate changes on cash and cash equivalents	(130,241)	265,701

Net increase in cash, cash equivalents and restricted cash	30,976,257	2,013,138
Cash, cash equivalents and restricted cash, beginning of period	12,184,817	21,871,122
Cash, cash equivalents and restricted cash, end of period	$43,161,074	$23,884,260

Reconciliation of net loss to free cash flow - see note (1):
Net loss	$(784,538)	$(782,696)
Noncash expenditures	2,961,078	3,358,455
Changes in operating assets and liabilities	3,426,045	543,591
Capital expenditures	(1,698,277)	(1,293,417)
Free cash flow	$3,904,308	$1,825,933